EXHIBIT 4.2

SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE

July 17, 2019
$60,000,000.00	Tarrytown, New York

FOR VALUE RECEIVED, CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”), and CASTLE BRANDS (USA) CORP., a corporation organized under the laws of the State of Delaware (“CBUSA”) (collectively, “Borrower”), jointly and severally promise to pay to the order of ACF FINCO I LP, a Delaware limited partnership (“Lender”), at 560 White Plains Road, Suite 400, Tarrytown, New York 10591 or at such other place as Lender may from time to time in writing designate, the principal sum of each Advance made by Lender to Borrower under that certain Amended and Restated Loan and Security Agreement dated as of September 22, 2014 between Borrower and Lender, as amended by a First Amendment dated as of August 7, 2015, by a Second Amendment dated as of August 17, 2015, by a Third Amendment dated as of October 18, 2017, by a Fourth Amendment dated as of May 15, 2018, by a Fifth Amendment dated as of October 11, 2018, by a Sixth Amendment dated as of November 8, 2018, by a Seventh Amendment dated as of January 23, 2019, and by an Eighth Amendment dated on or about the date of this Note (as so amended, together with all Exhibits and Schedules thereto, as the same may be subsequently amended, extended, restated , supplemented or otherwise modified from time to time, the “Loan Agreement”). The aggregate unpaid principal balance hereof shall not exceed at any time the sum of SIXTY MILLION AND 00/100 DOLLARS ($60,000,000.00). Unless defined herein, capitalized terms shall have the meanings given such terms in the Loan Agreement.

The entire unpaid principal balance of this Note, all accrued and unpaid interest thereon, all fees, costs and expenses payable in connection with the Revolving Credit, and all other sums due hereunder and under the Loan Documents in connection with the Revolving Credit, shall be due and payable in cash IN FULL on the Termination Date.

Borrower shall pay interest on the outstanding principal amount of this Note to Lender until all Obligations with respect to this Note and the Revolving Credit have been finally and indefeasibly paid to Lender in cash and performed in full. Interest shall accrue daily on the daily unpaid principal amount of this Note, and Borrower shall pay interest to Lender monthly in arrears commencing on the first Banking Day of the calendar month immediately following the Effective Date and on the first Banking Day of each calendar month thereafter. The principal balance of this Note shall bear interest at the rate set forth in Section 3.1 of the Loan Agreement, unless otherwise provided for by the terms of the Loan Agreement.

All repayments or prepayments of principal, all payments of interest and all payments of fees, costs and expenses payable in connection with the Revolving Credit shall be made by Borrower, or credited to the account of Borrower by Lender, pursuant to the terms of the Loan Agreement. Borrower may prepay the indebtedness evidenced by this Note in whole or in part pursuant to, and subject to, the applicable provisions of the Loan Agreement and Loan Documents.

This is the “Revolving Credit Note” referred to in the Loan Agreement and is entitled to the benefit of all of the terms and conditions and the security of all of the security interests, liens and encumbrances granted by Borrower or any other person to Lender pursuant to the Loan Agreement, all collateral security agreements executed and/or delivered by Borrower or any other person to Lender, and all of the other Loan Documents, including, without limitation, supplemental provisions regarding mandatory and/or optional prepayment rights and premiums. This Note amends and restates in its entirety, and is given in replacement of and in substitution for, but not in payment, extinguishment, satisfaction, discharge, termination or novation of, the Amended and Restated Revolving Credit Note executed and delivered by Borrower to Lender dated on or about January 23, 2019.

The entire unpaid Obligations and Indebtedness evidenced by this Note shall become immediately due and payable, without further notice to or demand of Borrower upon the happening of any Event of Default. After an Event of Default, Lender shall have all of the rights and remedies available to Lender as set forth in the Loan Documents, including but not limited to those relating to the enforcement of this Note and the collection of the Obligations owing in connection with this Note and the Revolving Credit.

The agreements, covenants, Indebtedness, liabilities and Obligations of Borrower set forth in this Note shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of the Revolving Credit is rescinded or must otherwise be restored or returned by Lender by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any other Person, or any Property of Borrower or any other Person, or otherwise, all as though such payment had not been made.

Whenever any payment to be made under this Note shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in the computation of any interest then due and payable hereunder.

The undersigned and all other parties who, at any time, may be liable hereon in any capacity waive presentment, demand for payment, protest and notice of dishonor of this Note. This Note and any provision hereof may not be waived, modified, amended or discharged orally, but only by an agreement in writing which is signed by the holder and the party or parties against whom enforcement of any waiver, change, modification, amendment or discharge is sought.

The agreements, covenants, Indebtedness, liabilities and Obligations of Borrower under this Note are joint and several obligations of each of the undersigned. Each of undersigned expressly represents that it is part of a common enterprise and that any financial accommodations by Lender under this Note and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to the undersigned.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of laws thereof. This Note shall be binding upon Borrower, its successors and assigns, and shall inure to the benefit of Lender, its successors and assigns. Lender shall have the right, without the necessity of any further consent of or other action by Borrower, to sell, assign, securitize or grant participations in all or a portion of Lender’s interest in this Note to other financial institutions of Lender’s choice and on such terms as are acceptable to Lender in Lender’s sole discretion. Borrower shall not assign, exchange or otherwise hypothecate any Obligations under this Note or any other rights, liabilities or obligations of Borrower in connection with this Note, in whole or in part, without the prior written consent of the Lender, and any attempted assignment, exchange or hypothecation without such written consent shall be void and be of no effect.

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IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Title:	CFO

CASTLE BRANDS (USA) CORP.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Title:	CFO